Exhibit 10.4
       SEVERANCE AND NON-COMPETITION AGREEMENT

     AGREEMENT, entered into this 1st day of June, 1995
("Effective Date"), between ROUNDY'S, INC., a Wisconsin corporation (the "Company"), and GERALD F. LESTINA ("Mr.
Lestina").

                          RECITALS:

1. Mr. Lestina is employed by the Company as its President and Chief Executive Officer, and is also a member of its Board of Directors. In the course of such employment, Mr. Lestina has acquired and will continue to acquire a great deal of valuable, proprietary and confidential knowledge and information regarding the Company's business, its products and services, and its marketing and business development strategies, and other proprietary information of potential value to the Company's competitors.

2. As an incentive for Mr. Lestina to continue in the Company's employ, and in consideration for his agreement not to compete with the Company following the termination of his employment under certain conditions, the Company wishes to undertake to make certain payments and provide certain benefits to Mr. Lestina upon the termination of his employment under the circumstances set out herein.

                         AGREEMENT:

     In consideration of the premises, and the mutual covenants and agreements contained herein, the Company and Mr. Lestina agree as follows:

1. Termination of Mr. Lestina's Employment by the Company without Good Cause or by Mr. Lestina for Good Reason. Upon the Company's termination of Mr. Lestina's employment (unless such employment is terminated for "Good Cause" (as that term is defined below)), or Mr. Lestina's termination of his employment for "Good Reason" (as that term is defined below), the Company will pay to Mr. Lestina, pro rata over the non-compete period, the Applicable Benefit (as that term is defined below) without interest. The date upon which Mr. Lestina's employment with the Company ceases is referred to herein as the "Termination Date."

2. Post-Retirement Insurance Benefits. If Mr. Lestina ceases to be employed with the Company (including by reason of his death) at any time after his attaining age 55 and while he is then an officer and a director of the Company (unless his employment is terminated by the Company for Good Cause), the Company will continue to provide, during the Post Retirement Period (as defined below), at no cost to Mr. Lestina, coverage for Mr. Lestina and his spouse under the employee health, medical and life insurance plans maintained by the

     Company for its most senior executive personnel, in accordance with the terms of such plans as the same may exist and be in effect from time to time during the Post Retirement Period. The "Post Retirement Period" means the period from the date of the termination of Mr. Lestina's employment until the earliest of (i) date on which he attains (or would have attained) age 65,
     (ii) the date on which he accepts other employment the terms of which include a health or medical insurance benefit reasonably comparable to that to be provided under this Section 2, or (iii) the date on which he accepts other employment in violation of, or otherwise breaches or violates the provisions of, Section 4 hereof. In the event of Mr. Lestina's death prior to the end of the Post Retirement Period, the benefits to be provided under this Section 2 will be provided to his spouse until the date on which Mr. Lestina would have attained age 65, or, if earlier, the date of his spouse's remarriage.

3.   Definitions.

     (a) For purposes of this Agreement, the term "Good Cause" means only (i) the wilful commission by Mr. Lestina of a material act of dishonesty or moral turpitude involving the Company; (ii) Mr. Lestina's conviction of a felony, or his pleading guilty or nolo contendere to the same; (iii) Mr. Lestina's gross negligence in the performance of his duties and responsibilities as an officer of the Company; (iv) the wilful failure of Mr. Lestina to carry out the duties and responsibilities of his office, or to follow a specific and lawful directive of the Board of Directors of the Company (provided such directive is consistent with his position as the President and Chief Executive Officer of the Company), but only if such failure continues for ten days after Mr. Lestina has been provided with written notice of such failure (which notice includes a description of the nature of the failure and specifies the actions to be taken by Mr. Lestina to rectify it); (v) Mr. Lestina's wilful disclosure of material proprietary confidential information of the Company to or for the benefit of a competitor of the Company, to the extent such information was not available publicly; or (vi) any intentional misrepresentation by Mr. Lestina to the shareholders or directors of the Company. For purposes of the preceding definition, no act, failure to act, or omission on the part of Mr. Lestina will be deemed to have been "wilful" or "intentional" if done or omitted to be done in good faith and in the reasonable belief that it was in or not opposed to the best interests of the Company. Any such act or omission or failure to act based upon the advice of counsel for the Company will be conclusively deemed to have been done or omitted to be done in good faith and in the best interests of the Company.

     (b) For purposes of this Agreement, the term "Good Reason" means any material diminution or adverse change (effected by the Company, without Mr. Lestina's voluntary concurrence) in the nature or scope of Mr. Lestina's authority, powers, functions, duties or responsibilities or any other material aspect of his employment, including, without limitation, Mr. Lestina's ceasing to hold the positions of President and Chief Executive Officer of the Company, and including his ceasing to be a member of the Board of Directors of the Company (other than by reason of his voluntary resignation from such offices or from the Board of Directors).

     (c) For purposes of this Agreement, the term "Monthly Benefit Amount" means the sum of the following: (i) an amount equal to one-twelfth of Mr. Lestina's annual base salary as established and in effect as of the Termination Date; (ii) one-twelfth of the amount of any bonus and/or incentive compensation paid or payable to Mr. Lestina for the fiscal year preceding the fiscal year of the Company in which the Termination Date occurs (the "Prior Year Bonus"), or, if greater, the amount of such bonus and/or incentive compensation for the fiscal year of the Company in which the Termination Date occurs (the "Current Year Bonus"); and
          (iii) subject to the final sentence of Section 3(d), the fair value of any health and/or life insurance benefits, on a monthly basis, to which Mr. Lestina is entitled or which are provided or made available by the Company to him as of the Termination Date. If the amount of the bonus or incentive compensation described in the preceding clause
          (ii) cannot be determined as of the date when the benefits to be paid hereunder are to be paid, then the amount to be paid at such time shall be determined on the basis of the Prior Year Bonus, and such amount shall be adjusted, if necessary, to reflect the Current Year Bonus, as soon as practical after the amount of the Current Year Bonus can be determined.

     (d) For purposes of this Agreement, and subject to the last sentence of this Section 3(d), the term "Applicable Benefit" shall mean (i) if the Termination Date occurs prior to June 1, 1996, 24 times the Monthly Benefit Amount, and (ii) if the Termination Date occurs on or after June 1, 1996, the Monthly Benefit Amount times the greater of (A) the number of months remaining between the Termination Date and June 1, 1998, and (B) twelve (12). For purposes of the preceding clause (ii)(A), in determining the number of months between the Termination Date and June 1, 1998 the month in which the Termination Date falls will be included and the month of June 1998 will not be included. If the benefit described in
          Section 1 hereof becomes payable under circumstances under which the benefits described in Section 2 hereof are also payable, the Applicable Benefit shall be determined by excluding from the Monthly Benefit Amount the amount described in clause (iii) of Section 3(c) for any month during which the benefit described in Section 2 is also payable.

4.   Noncompetition.

     (a) For a period of (1) year following the Termination Date (but only if such termination occurs under circumstances giving rise to the Company's obligation to pay the severance benefit provided in Section 1 hereof), Mr. Lestina will not, directly or indirectly, as a principal, agent, owner, employee, trustee, beneficiary, partner, co-venturer, officer, director, stockholder (other than as a stockholder of less than 5% of the stock of a publicly traded corporation) or in any other capacity, engage in, have an interest in or become associated with any entity, firm, business, activity or enterprise which is engaged in the wholesale distribution of groceries and which (either directly or through a subsidiary or affiliate) has a warehouse or distribution facility in the "Proscribed
     Territory," as that term is defined below. The "Proscribed Territory" means (i) the area consisting of the States of Wisconsin, Michigan, Illinois, Indiana and Ohio, plus (ii) to the extent not included within (i), the area encompassed within a radius of four hundred (400) miles of any warehouse or distribution facility operated by the Company or any affiliate of the Company as of the Termination Date.

     (b) Mr. Lestina acknowledges and agrees that the restrictions set forth in this Section 3 are founded on valuable consideration and are reasonable in duration and geographic area in view of the circumstances under which this Agreement is entered into, and that such restrictions are necessary to protect the legitimate interests of the Company. In the event that any provision of this Section 3 is determined to be invalid by any court of competent jurisdiction, the provisions of this Section 3 shall be deemed to have been amended and the parties will execute any documents and take whatever action is necessary to evidence such amendment, so as to eliminate or modify any such invalid provision and to carry out the intent of this Section 3 so to render the terms of this Section 3 enforceable in all respects as so modified.

     (c) Mr. Lestina acknowledges and agrees that irreparable injury will result to the Company in the event Mr. Lestina breaches any covenant contained in this Section 3, and that the remedy at law for such breach will be inadequate.
     Therefore, if Mr. Lestina engages in any act in violation of the provisions of this Section 3, the Company shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions of this Section 3.

5. Term and Termination. This Agreement will become effective as of the Effective Date and continue in effect thereafter until October 10, 2007, unless sooner terminated by the mutual agreement of the Company and Mr. Lestina.

6. Severability. The provisions of this Agreement are severable. If any part of this Agreement is held to be void or unenforceable or contrary to law, the Company shall have the option to either terminate this Agreement in its entirety, in which case it shall be entitled to the return of (or be relieved of the obligation to pay) any amounts paid (or which would otherwise be payable) to Mr. Lestina hereunder, or it may require that the balance of the Agreement nonetheless shall remain in full force and effect. Notwithstanding the preceding sentence, if any court of competent jurisdiction shall determine that any geographic or time restraint provided in this Agreement is too broad as to the area or time covered, such restraint may be reduced to whatever extent the court deems reasonable and such restraint may be enforced as reduced.

7. Effect on Retiree Health Benefits Policy. Mr. Lestina acknowledges that the benefits provided hereunder (in particular the benefits described in Section 2 hereof) are intended to be in lieu of any benefits to which he may now be or hereafter become entitled under the Company's existing policy relating to the provision of health insurance benefits to its retired officer/ directors, as embodied in certain resolutions adopted by the Company's directors on December 10, 1980 (the "1980 Retiree Medical Benefits Policy"). The Company has not and does not hereby acknowledge any obligation to Mr. Lestina or any of its other employees, officers or directors by reason of the existence of the 1980 Retiree Medical Benefit Policy, and reserves the right to modify, limit, cancel or terminate that Policy at any time.

8. Notices. All notices under this Agreement shall be in writing and any notice shall be considered to be given and received in all respects on the day it is personally delivered or deposited in the United States mail, first class, postage prepaid, addressed as follows or to such other address as may be designated by one party to the other by notice duly given (provided, that written notice given in any other manner shall nonetheless be effective when actually received by the party entitled to receive it):


     If to the Company:  Roundy's, Inc.
                         23000 Roundy Drive
                         P.O. Box 473
                         Pewaukee, WI  53072
                         Attn:  Secretary

     If to Mr. Lestina:  Gerald F. Lestina
                         c/o Roundy's, Inc.
                         23000 Roundy Drive
                         P.O. Box 473
                         Pewaukee, WI  53072

9. No Contract of Employment. Nothing contained herein is intended to create or constitute a contract of employment between the Company and Mr. Lestina, or to impose on the Company any obligation to continue the employment of Mr. Lestina or to confer on Mr. Lestina any rights to such continued employment.

10. Assignment. This Agreement may not be assigned by the Company without the written consent of Mr. Lestina, except that if the Company shall transfer substantially all of its business or assets to another corporation or other form of business or other entity, this Agreement may be assigned to such a successor and it shall be binding upon and inure to its benefit. Mr. Lestina may not assign, pledge or encumber this Agreement or any interest herein.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, the Company's successors and assigns and Mr. Lestina's heirs and legal representatives. If the Company merges or consolidates with or into any other corporation or entity (whether or not the Company is the surviving entity in such transaction), or transfers all or substantially all of its business or assets to another corporation or other form of business or other entity, all references herein to the Company shall be deemed references to the corporation or other entity surviving such merger or consolidation or to which such assets or business are transferred.

12. Costs of Enforcement. If any action or proceeding is brought by either party to enforce any provision of this Agreement, or to recover damages for the breach hereof, the prevailing party shall be entitled to recover from the other party its reasonable costs and expenses (including reasonable attorneys' fees) incurred in such action or proceeding.

13. Amendment. This Agreement may be amended only by a written instrument executed by the parties hereto or their respective successors, assigns, heirs or legal representatives, as applicable.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              ROUNDY'S, INC.



By:_________________________________

Its:__________________________


____________________________________
Gerald F. Lestina